SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

           Proxy Statement Pursuant To Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

                           Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [_]

                           Check the appropriate box:
        [_] Preliminary Proxy Statement [_] CONFIDENTIAL, FOR USE OF THE
                        COMMISSION ONLY (AS PERMITTED BY
                                RULE 14a-6(e)(2))

                         [X] Definitive Proxy Statement

                       [_] Definitive Additional Materials

      [_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                        INTELLIGENT MEDICAL IMAGING, INC

                (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed Pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[_] Fee paid previously with preliminary materials.

     [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                   [IMI LOGO]

                        INTELLIGENT MEDICAL IMAGING, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 21, 1998


To the Stockholders of Intelligent Medical Imaging, Inc.:

     The Annual Meeting of Stockholders of Intelligent Medical Imaging, Inc. ("IMI" or "Company") will be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410 on May 21, 1998, at 2:00 p.m. (Florida time) for the following purposes:

     1. To elect five (5) directors to serve for the ensuing year and until their successors are elected and qualified.

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on Friday, April 3, 1998 are entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof. A list of such stockholders shall be open for examination by any stockholder during ordinary business hours, for a period of ten days prior to the Annual Meeting, at the principal offices of the Company at 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. TO ENSURE YOUR REPRESENTATION AT THE MEETING, PLEASE COMPLETE AND PROMPTLY MAIL YOUR PROXY IN THE RETURN PREPAID ENVELOPE PROVIDED. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE MEETING, SHOULD YOU SO DESIRE.

                                           By Order of the Board of Directors,


                                           Gene Cochran
                                           Corporate Secretary
Palm Beach Gardens, Florida
April 30, 1998


 IMPORTANT: Whether or not you plan to attend the meeting, you are requested to complete and promptly return the enclosed proxy in the envelope provided.

                        INTELLIGENT MEDICAL IMAGING, INC.
                       4360 Northlake Boulevard, Suite 214
                        Palm Beach Gardens, Florida 33410


                                 PROXY STATEMENT

                       1998 Annual Meeting of Stockholders
                                  May 21, 1998

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     General

     The enclosed Proxy is solicited on behalf of the Board of Directors of Intelligent Medical Imaging, Inc. ("IMI" or the "Company"), for use at the 1998 Annual Meeting of Stockholders to be held on May 21, 1998 at 2:00 p.m., Eastern Standard Time, or at any adjournment or postponement thereof (the "Annual
Meeting"). The purposes of the Annual Meeting are set forth herein and in the accompanying Notice of 1998 Annual Meeting of Stockholders. The Annual Meeting will be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410. IMI's telephone number is (561) 627-0344.

     This Proxy Statement and enclosed Proxy were mailed on or about April 30, 1998, to each stockholder entitled to vote at the Annual Meeting.

     Record Date

     Stockholders of record at the close of business on April 3, 1998 (the "Record Date"), are entitled to vote at the Annual Meeting.

     Outstanding Shares

     Common Stock, par value $.01 per share, is the only class of Company stock outstanding. On the Record Date, 11,031,562 shares of Common Stock were issued and outstanding.

     Voting Rights and Voting of Proxies

     Under the Delaware General Corporation Law and the Company's Certificate of Incorporation and Bylaws, each stockholder will be entitled to one vote for each share of Common Stock held at the Record Date for all matters, including the election of directors. Stockholders do not have the right to cumulative their votes in the election of directors. When proxies are returned to the Board of Directors properly signed and dated, the shares represented thereby will be voted in accordance with that stockholder's directions. Stockholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy card.

     The holders of record of a majority of the issued and outstanding Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. In the absence of a quorum, the Annual Meeting may be postponed from time to time until stockholders holding the requisite amount are present or represented by proxy. Abstentions and broker non-votes will be counted in determining if a quorum is present. With regard to the election of directors, votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on any proposal other than the election of directors and will be counted as present for the purposes of the item on which the abstention is noted. Abstentions on the ratification of independent auditors will have the same legal effect as a vote against such matter. Brokers holding shares in street name have the authority to vote on certain matters when they have not received instructions from the beneficial owners. Brokers that do not receive instructions are permitted to vote on the outcome of the election of directors and the ratification of independent auditors. As a result, broker non-votes will have no effect on the outcome of the election of directors or ratification of independent auditors.

     Revocability of Proxy

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

     Solicitation

     The cost of solicitation will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. In addition, certain directors, officers and other employees of IMI, not specifically employed for that purpose, may solicit proxies, without additional remuneration, by personal interview, mail, telephone or telecopy.

     Deadline for Receipt of Stockholder Proposals for 1999 Annual Meeting

     Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its executive offices on or before December 21, 1998 for inclusion in the 1999 Annual Meeting proxy or accompanying proxy statement. If you wish to submit a proposal to be considered at the 1999 Annual Meeting, you must comply with the procedures for the submission of proposals set forth in the Company's Certificate of Incorporation and Bylaws and applicable laws and regulations. Proposals must be sent via registered mail, return receipt requested, to Corporate Secretary, Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

     The number of directors authorized by the Company's Bylaws is a maximum of nine. The Company currently has seven directors on its Board of Directors. Five of the current directors have been nominated by the Nominating Committee for election this year. Two of the current directors, R. Wayne Fritzsche and James Skinner, are retiring from the Board of Directors. Each director is elected to serve until the next annual meeting of the stockholders and until his successor shall have been elected and qualified. Each nominee has consented to be named in the Proxy Statement and to serve as a director if elected. The Board of Directors has no reason to believe that any of the nominees listed will not be available to serve, but if any nominee should be or become unable or unwilling to serve, the shares represented by the proxies received by the Company will be voted for the election of some other person as director, as the Board of Directors shall recommend.

     Shares represented by proxies solicited by the Board of Directors will, unless contrary instructions are given, be voted in favor of the election as directors of the nominees named below. A plurality of votes cast at the meeting, in person or by proxy, is required to elect each director.

     Set forth below is information regarding such nominees for directors, including their respective ages and principal occupations or employment and business experience during at least the last five years:

            Name                Age          Position with Company               Has Served as
                                                                                 Director Since
Tyce M. Fitzmorris(1)           55     Chairman of the Board of Directors,            1989
                                       President and Chief Executive Officer
Gene M. Cochran (1)             57     Chief Financial Officer, Treasurer,            1994
                                       Secretary and Director
James E. Davis (3)              64     Director                                       1996
George Masters(2)               57     Director                                       1994
William Whittaker (2)(3)        64     Director                                       1991

------

(1)  Member of Non-Employee Director Stock Option Plan Committee

(2)  Member of Audit Committee

(3)  Member of Compensation Committee


     Mr. Fitzmorris is the Company's founder and has served as Chief Executive Officer since June 1989. He served as its President from June 1989 until June of 1991. Mr. Fitzmorris was re-appointed as President of the Company in July 1993. In 1985, Mr. Fitzmorris founded Vistech Corporation ("Vistech") and served as Chairman of the Board and President until Vistech was sold in 1988. Vistech developed high-speed computerized vision inspection systems for beverage containers, which systems are being placed worldwide with Coca-Cola Enterprises, Inc., PepsiCo, Inc. and other bottlers.

     Mr. Cochran has served as Chief Financial Officer since October 1994. Prior to joining the Company, Mr. Cochran served from 1970 to 1995 as the principal of Gene M. Cochran & Co., an accounting and consulting firm. From 1987 to 1994, Mr. Cochran served as Chief Financial Officer and director for WHW Holding Company, Krisam Group, Inc., CW Travel, Inc. and NuPhase Technology, Inc. Prior to 1989, Mr. Cochran was a director of Vistech Corporation ("Vistech"), and from 1978 until Vistech was sold in 1983, he served as Chief Executive Officer and director of Mission Home Health, Inc., a home healthcare company.

     Mr. Davis is the founder of 3-D Machining, Inc., an industrial design and machining company, and has served as its President since its inception in June 1994. He is also the founder, Vice President and a director of Cross Check Corporation, a company engaged in the development of electro-optic devices to photograph fingerprints for access control. From 1987 to 1991, Mr. Davis served as Chief Executive Officer and a director of Tele-Optics, Inc. From 1991 to June 1994, Mr. Davis was employed by Ogden Corporation as Assistant to the President following Ogden Corporation's acquisition of a division of Tele-Optics, Inc.

     Mr. Masters served as Vice Chairman, President and Chief Executive Officer of Seragen, Inc., a publicly-held biotechnology company ("Seragen"), from April 1993 until November 1996. Prior to joining Seragen in 1993, Mr. Masters served as President and Chief Executive Officer of Verax Corporation, a bioprocessing company, from 1991 to 1993. He also served as President and Chief Executive Officer of Hemosol, Inc., a biopharmaceutical company, from 1989 to 1991. Mr. Masters is Chairman of the Small Enterprise Growth Fund for the State of Maine. He is also on the Board of Visitors of Boston University School of Medicine and the Board of Associates of the Whitehead Institute for Biomedical Research at Massachusetts Institute of Technology. Mr. Masters serves as Chairman of the Board of Directors of Immucell, Inc., a biopharmaceutical company; Vice Chairman of the Board of Directors of Hemosol, Inc., a developer of artificial red blood cells; and Chairman of the Board of Directors of CME Telemetrix, Inc., a medical instrumentation company, all of which companies are publicly-held. Mr. Masters also serves as a member of the Board of Directors of the following privately held companies: BioCatalyst Yorkton, Inc. (Chairman), Xanthon, Inc., CompuCyte, Inc. and Apollo BioPharmaceutics.

     Mr. Whittaker is currently retired. He served as the President and Chief Operating Officer of the Company from June 1991 through July 1993. From 1982 to 1989, Mr. Whittaker was employed by National Medical Care, Inc. ("National Medical Care"), a division of W.R. Grace & Company ("W.R. Grace"). From 1987 to 1989, Mr. Whittaker served in several senior management positions at W.R. Grace, including Senior Vice President Corporate, President of the Medical Products Division and President of the Home Care Division of National Medical Care. After his departure from W.R. Grace in 1989, Mr. Whittaker worked as a private management consultant. Mr. Whittaker serves as a director of Marcor, Inc., a privately held water treatment company.

     There are no family relationships between any directors or executive officers of the Company.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" EACH OF THE NOMINEES LISTED ABOVE.

     Certain Relationships and Related Transactions

     Fritzsche & Associates, Inc. ("FAI"), which is owned by R. Wayne Fritzsche, a member of the Board of Directors, entered into a Consulting Agreement with the Company dated as of December 1, 1993 (the "FAI Consulting Agreement") pursuant to which the Company engaged FAI to provide corporate finance, strategic planning and marketing assistance and other consulting services. As amended to date, the FAI Consulting Agreement provides for annual consulting fees (payable in monthly installments) of $102,000 in 1995, $150,000 in 1996 and $102,000 in
each of 1997, 1998 and 1999; provided, however, that the Company and FAI agreed to renegotiate the schedule of payments for 1997, 1998 and 1999 in the event of a material shortfall in anticipated revenues from international sales of the MICRO21 system in those years. The Company paid FAI $52,500 in 1994, $102,000 in 1995, $127,339 in 1996, and $121,176 in 1997.

     In June 1994, Mr. Fritzsche made loans to the Company in the aggregate amount of $300,000, evidenced by a 10% Secured Convertible Promissory Note (the "Convertible Note") payable on July 1, 1996, which was converted as of that date into 274,389 shares of Common Stock at a conversion rate of $1.09 per share. As additional consideration for the loan, Mr. Fritzsche received warrants for the purchase of 274,389 shares of Common Stock at an exercise price of $1.09 per share. These warrants expire, if unexercised, in July 1999.

     In May 1997, the Board of Directors authorized the Company to loan to Mr. Fitzmorris up to $500,000 on a secured recourse basis. During 1997, advances of approximately $367,000 were made to Mr. Fitzmorris. All amounts advanced, including interest accrued at the rate of 8.5% per annum, were repaid by Mr. Fitzmorris as of December 31, 1997.

     In January 1998, the Company advanced $196,000 to Mr. Fitzmorris and $424,000 to Mr. Fritzsche. In each case these advances are secured by shares of the Company's common stock held by Mr. Fitzmorris and Mr. Fritzsche, respectively, bear interest at the rate of prime plus 1% per annum and, as amended to date, are due 180 days from the date of the first advance.

Compensation Committee Interlocks and Insider Participation

     The Compensation Committee currently consists of Messrs. Davis, Skinner and Whittaker, all of whom are outside directors.

     The Company leased its manufacturing facility in Riviera Beach, Florida, from a partnership of which James E. Davis is a general partner; the rent expense paid under such lease in 1997 was approximately $21,100. The lease for this manufacturing facility terminated on March 31, 1997. In addition, the
Company purchased approximately $220,800 of inventory in 1997 from 3-D Machining, Inc., a company owned by Mr. Davis (76 percent) and his sons. Mr. Davis is President of 3-D Machining, Inc.

     Mr. Whittaker was employed by the Company pursuant to the terms of a Service Agreement dated June 20, 1991 and was elected President and Chief Operating Officer and appointed to the Board of Directors. In connection therewith, the Company granted Mr. Whittaker a warrant (the "Whittaker Warrant") for the purchase of 690,000 shares of Common Stock at an exercise price of $1.67 per share, and Mr. Whittaker invested $100,000 for the purchase of 60,000 shares of Common Stock at $1.67 per share. The Whittaker Warrant was to expire on September 30, 1997, and included a vesting schedule tied to Mr. Whittaker's tenure of employment. The Company was unable to pay Mr. Whittaker's salary in full. In June 1993, the Service Agreement was amended changing Mr. Whittaker's relationship with the Company from employee to consultant. In connection with this amendment, the Whittaker Warrant was exchanged for a new, fully-vested warrant (the "New Whittaker Warrant") to purchase 300,000 shares of Common Stock at an exercise price of $1.00 per share, which expires in October 2001, and Mr. Whittaker resigned as President. In October 1994, Mr. Whittaker and the Company entered into an agreement pursuant to which Mr. Whittaker agreed to forbear from collection of a total of $275,000 due to him under the Service Agreement in exchange for the Company's agreement to pay him $275,000 plus interest at the prime rate of a local bank on the earlier of October 5, 2001, or ten days after the Company consummated its initial public offering. On April 1, 1996, the Company repaid Mr. Whittaker the full amount of $318,569 from the proceeds of its initial public offering.

     Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities and Exchange Act of 1934 requires the Company's directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock of the Company to file reports of ownership and changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Copies of all filed reports are required to be furnished to the Company pursuant to Section 16(a). Based solely on the reports received by the Company and on written representations from reporting persons, the Company believes that the directors, executive officers and greater than ten percent (10%) beneficial owners complied with all applicable filing requirements during the fiscal year ended December 31, 1997, with the exception that: (i) James E. Davis, a director, inadvertently failed to file until July 1997 a Form 4 to reflect the grant to him in May 1997 of options to purchase 19,800 shares of Common Stock under the Company's 1995 Non-Employee Director Stock Option Plan, (ii) Gene Cochran, an executive officer and director, inadvertently failed to file (a) until July 1997 a Form 4 to reflect the grant to him in April 1997 of options to purchase 15,000 shares of Common Stock, and (b) until October 1997 a Form 4 to reflect the cashless exercise in August 1997 of 40,875 options for 29,791 shares of Common Stock (however, the grant of such options was previously timely reported), and (iii) Eric Espenhahn, an executive officer, inadvertently failed to file until November 1997 a Form 4 to reflect the exercise of 5,000 options in July 1997 (however, the grant of such options was previously timely reported).

     Compensation of Directors

     The Company's current policy is to pay each outside director who is neither an employee, officer or directly or indirectly a paid consultant to the Company an annual retainer of $10,000 per year, paid quarterly in arrears. Each such director is also paid $500 for each regular or special Board of Directors meeting ($250 with respect to meetings held by telephonic conference) and $500 for each meeting of any committee on which such director serves ($100 per hour with respect to committee meetings held by telephonic conference). The directors currently eligible to receive the foregoing compensation are Messrs. Davis, Masters, Skinner and Whittaker. The Company reimburses all directors for their authorized expenses.

     The Company granted to each of Messrs. Cochran, Masters and Skinner, upon their election to the Board of Directors in 1994, non-statutory stock options to purchase up to 19,800 shares of Common Stock. The options vest over a three year period with respect to 1,650 shares for each regular quarterly Board of Directors meeting attended by each such director. The options have a ten-year term and are exercisable at an exercise price of $2.00 per share, the fair market value of the Common Stock at the date of grant as determined by the Board of Directors. All of the foregoing options were granted pursuant to the Company's 1990 Stock Option Plan. With respect only to the options granted to Mr. Cochran, the Chief Financial Officer, Treasurer, Secretary and an employee of the Company, the stock option agreement evidencing the grant of such options was amended to provide that Mr. Cochran could exercise only those options that had vested thereunder as of December 23, 1995, for the purchase of 8,250 shares.

     In December 1995, the Board of Directors adopted the 1995 Non-Employee Director Stock Option Plan (the "1995 Plan"). The 1995 Plan generally authorizes the grant of options to members of the Board of Directors who are not employees, officers or paid consultants of the Company, except that William Whittaker is not eligible to receive options under the 1995 Plan. Options granted under the 1995 Plan are non-statutory stock options. A total of 268,650 shares are reserved for issuance under the 1995 Plan. As of this date, only Messrs. Davis, Skinner and Masters are eligible to receive options under the 1995 Plan. The 1995 Plan is administered by the Non-Employee Director Stock Option Committee (the "Committee"). The Committee has full authority to make all determinations required or permitted under the 1995 Plan. Each director (other than Messrs. Skinner and Masters) eligible to receive options under the 1995 Plan will receive options to purchase 19,800 shares of Common Stock on the date that he or she is first elected to the Board of Directors with respect to any election held on or after January 1, 1996. Provided that a director has served on the Board of Directors for the preceding three-year period, he or she is eligible to receive options to purchase another 19,800 shares upon his or her re-election to the Board of Directors for his or her fourth, seventh, tenth, thirteenth and sixteenth consecutive one-year term. The exercise price of options, on a per share basis, may not be less than 100 percent of the fair market value of the Common Stock on the date of grant. No option may be granted having a term exceeding ten years. Each option will terminate within three months of the date following the termination of the optionee's status as a member of the Board of Directors for any reason. Options granted under the 1995 Plan will generally become exercisable as to one-twelfth of the shares subject to the option each quarter following the date of grant, provided that the optionee continued to serve on the Board of Directors through the end of such quarter. If an optionee fails to attend at least 50 percent of the regular or special Board of Directors meetings held in any year, options which become exercisable in such year but were not exercised as of the end of such year shall, in the discretion of the Board of Directors, terminate immediately.

     The initial grant of options under the 1995 Plan to Messrs. Masters and Skinner were subject to certain adjustments in the number of options granted, the dates such options were granted, and the dates such options became exercisable, because each of Mr. Masters and Mr. Skinner previously received options upon his election to the Board of Directors in December 1994 pursuant to the Company's 1990 Stock Option Plan. Assuming the re-election of Mr. Masters to the Board of Directors at the 1998 Annual Meeting, Mr. Masters may be granted options at and after the 1998 Annual Meeting on the same basis as other eligible directors. Mr. Davis was granted options to purchase 19,800 shares upon his re-election to the Board of Directors at the 1997 Annual Meeting.

     Board Meetings and Committees

     The Board of Directors of IMI met nine times during 1997. All directors attended at least 75% of the Board of Directors meetings held in 1997.

     The Board of Directors has the following standing committees: Audit, Compensation, Non-Employee Director Stock Option Plan and Nominating.

     The Audit Committee reviews the records and affairs of IMI to determine their financial condition, oversees the adequacy of the systems of internal control and monitors IMI's adherence in accounting and financial reporting to generally accepted accounting principles. The Audit Committee met one time in 1997. The Audit Committee is currently comprised of Messrs. Masters, Skinner and Whittaker.

     The Compensation Committee determines compensation for officers and administers the Company's 1990 Stock Option Plan. No officer serving on the Board of Directors or the Compensation Committee has participated in decisions awarding compensation or granting of stock options to himself. The Compensation Committee met one time in 1997. The Compensation Committee is currently comprised of Messrs. Davis, Skinner and Whittaker.

     The Non-Employee Director Stock Option Plan Committee administers the Company's 1995 Non-Employee Director Stock Option Plan. This Committee met one time in 1997. The Non-Employee Director Stock Option Plan Committee is currently comprised of Messrs. Fitzmorris, Cochran and Fritzsche.

     The Nominating Committee evaluates and nominates candidates for election to the Board of Directors. This Committee was formed in April 1998, and therefore did not meet in 1997. The Nominating Committee is currently comprised of Messrs. Fitzmorris, Masters and Whittaker. Stockholders may nominate persons to stand for election to the Board of Directors by complying with the procedure for such nominations set forth in the Company's Bylaws.


                                   PROPOSAL 2
               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

     Ernst & Young LLP has acted as IMI's independent auditors since 1991. Ernst & Young LLP has been recommended by the Audit Committee and approved by the Board of Directors as the Company's independent auditors for the year ending December 31, 1998, subject to ratification of such appointment by the stockholders. Representatives from Ernst & Young LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from stockholders. Ratification of the Company's independent auditors is not required by the Company's Bylaws or otherwise, but the Board of Directors has decided to seek such ratification as a matter of good corporate practice.

     Ratification of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 requires the affirmative vote of a majority of the shares of the Company's Common Stock present and voting in person or by proxy at the Annual Meeting. If the stockholders do not ratify this appointment, other certified public accountants will be considered by the Board of Directors upon recommendations of the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.



                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's Common Stock as of April 3, 1998, by (i) each person who is known by the Company to own beneficially more than 5 percent of the outstanding shares of Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and the Company's three other executive officers who were serving as executive officers at the end of fiscal 1997 (collectively, the "Named Officers"), and (iv) all Named Officers and directors of the Company as a group.


 Name and Address                           Amount and Nature
 of Beneficial Owner(1)                of Beneficial Ownership (2)     Percent of Class
 -----------------------               ---------------------------     ----------------

T. Rowe Price Associates, Inc.                  950,000 (3)                8.6%
100 E. Pratt Street
Baltimore, MD  21202

Fitzmorris Family Investments                 1,245,000 (4)               11.3%
  Limited Partnership
502 East John Street
Carson City, NV  89706

Fitzmorris Holdings, Inc.                     1,245,000 (4)               11.3%
502 East John Street
Carson City, NV  89706

Gene M. Cochran                                  43,154 (5)                   *
James E. Davis                                    8,231 (6)                   *
Eric Espenhahn                                  720,647 (7)                6.4%
Tyce M. Fitzmorris                            1,897,902 (8)               16.9%
R. Wayne Fritzsche                              929,842 (9)                8.3%
George Masters                                    9,900(10)                  *
Jaime Pereira                                   480,329(11)                4.3%
James Skinner                                    19,800(12)                  *
William Whittaker                               361,000(13)                3.2%

All Named Officers and directors              4,470,805(14)               36.7%
   as a group
(9 persons)
--------
*    Less than 1% of the outstanding Common Stock.


(1) Unless otherwise indicated, the address for each beneficial owner is c/o Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, FL 33410.

(2) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options or stock warrants currently exercisable or convertible, or exercisable or convertible within sixty days, are deemed outstanding for computing the percentage ownership of the person holding such stock options or warrants, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed in the table, based on information furnished by such owners, have sole investment and voting power with respect to such shares.

(3) These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 950,000 shares, representing 8.6% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4) These shares are owned by Fitzmorris Family Investments Limited Partnership, a Nevada limited partnership ("FFI"), the sole general partner of which is Fitzmorris Holdings, Inc. ("FHI"). Tyce M. Fitzmorris is the sole director, President and a majority shareholder of FHI, and may therefore be deemed to control FFI.

(5)  Includes   10,103.5   shares   issuable  upon  exercise  of  stock  options
     exercisable within 60 days.

(6) Represents 8,231 shares issuable upon exercise of stock options exercisable within 60 days.

(7) Includes 100,000 shares held of record by Mr. Espenhahn's wife and 8,000 shares held of record by Mr. Espenhahn as custodian for his son. Mr. Espenhahn disclaims beneficial ownership of such securities. Also includes 203,377 shares issuable upon exercise of stock options exercisable within 60 days. Excludes 115,000 shares held of record by an irrevocable trust created by Mr. Espenhahn for the benefit of his children, The Espenhahn Descendants Trust, of which Jaime Pereira is trustee.

(8) Includes 10,000 shares held of record by Mr. Fitzmorris's daughter, who has granted Mr. Fitzmorris a voting proxy and purchase option with respect such shares. Mr. Fitzmorris disclaims beneficial ownership of such shares. Also includes 198,377 shares issuable upon the exercise of stock options exercisable within 60 days, and 1,245,000 shares held of record by FFI. Excludes 24,039 shares beneficially owned by Mr. Fitzmorris's parents and 9,999 shares beneficially owned by Mr. Fitzmorris's daughter and her spouse, as to which Mr. Fitzmorris disclaims beneficial ownership.

(9) Includes 10,600 shares held of record by Mr. Fritzsche's wife, as to which Mr. Fritzsche disclaims beneficial ownership. Also includes 213,489 shares issuable upon the exercise of warrants and 100,000 shares held of record by Mr. Fritzsche's IRA Account. Does not include 36,000 shares held of record by an irrevocable trust for the benefit of Mr. Fritzsche's children.

(10) Represents 9,900 shares issuable upon exercise of stock options exercisable within 60 days.

(11) Includes 266,675.5 shares issuable upon exercise of stock options exercisable within 60 days, and 115,000 shares held of record by an irrevocable trust created by Mr. Espenhahn, The Espenhahn Descendants Trust, of which Mr. Pereira is trustee. Does not include 15,548 shares held of record by irrevocable trusts for the benefit of Mr. Pereira's nieces and nephews.

(12) Represents   19,800   shares   issuable  upon  exercise  of  stock  options
     exercisable within 60 days.

(13) Includes 300,000 shares issuable upon exercise of warrants exercisable within 60 days.

(14) Includes shares described in footnotes (4) through (13).



                                   MANAGEMENT

Executive Officers

     Officers are appointed by the Board of Directors and serve at the discretion of the Board. Set forth below is the name and age of each executive officer of IMI, all positions and offices each holds with IMI and his or her business experience for the past five years:

          Name                Age                        Position

Tyce M. Fitzmorris (1)        55        President, Chief Executive Officer and
                                             Chairman
Gene M. Cochran (1)           57        Chief Financial Officer, Treasurer,
                                             Secretary and Director
Eric Espenhahn                33        Vice President -- Product Development
Jaime Pereira                 32        Vice President -- Engineering
------

(1) The prior business experience of this Named Officer is set forth above in the section entitled "Proposal 1. Election of Directors".


Mr. Espenhahn has served as Vice President--Product Development since the Company's inception in June 1989. Mr. Espenhahn also served as a director of the Company from June 1989 until July 1996, when he resigned from the Board of Directors. From 1985 until 1989, Mr. Espenhahn was employed by Vistech Corporation ("Vistech") and for a short period by an affiliate of Inex Vision Systems (Inex, Inc.), the company that purchased Vistech's assets, as a computer vision software engineer.

Mr. Pereira has served as Vice President--Engineering since April 1992. Mr. Pereira joined the Company as a senior engineer in September 1989. Prior to September 1989, Mr. Pereira was employed by Vistech and then Inex, Inc.


                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table shows all compensation paid to the Company's Named Officers for all services rendered to the Company for each of the last three completed fiscal years.

                           Summary Compensation Table

                                                                Annual Compensation

Name and Principal Position                          Year      Salary ($)         Bonus ($)
---------------------------                          ----      ----------         ---------

Tyce M. Fitzmorris,                                  1997        220,000             --
  Chairman  of the Board of  Directors,              1996        200,000          40,000(1)
    President and Chief Executive Officer            1995        200,000         245,000(2)

Gene M. Cochran,                                     1997        115,000             --
    Chief Financial Officer, Treasurer,              1996        108,846          11,000(1)
     Secretary and Director                          1995         44,845              --

Eric Espenhahn,                                      1997        126,500             --
    Vice President-Product Development               1996        119,423          14,375(1)
                                                     1995        115,000         115,000(2)

Jaime Pereira,                                       1997        126,500             --
    Vice President-Engineering                       1996        119,423          14,375(1)
                                                     1995        115,000          90,000(2)
-------

(1) Bonus awarded by the Board of Directors in recognition of technological development of the MICRO21 system and execution of strategic development and license agreements.

(2) Bonus awarded by the Board of Directors in recognition of progress with development of the MICRO21 system and closing of the Coulter Distribution Agreement, and taking into account past services performed without compensation.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                      Percent of
                                        Total
                                       Options
                        Number of     Granted to                                  Potential Realizable Value
                       Securities     Employees      Exercise                      at Assumed Annual Rates
                       Underlying     in Fiscal        Price       Expiration       of Price Appreciation
        Name             Option          Year         ($/Sh)          Date           for Option Term (1)
-----------------     ------------   -----------   -----------    -----------      ------------------------

                                                                                    5% ($)          10% ($)
                                                                                   ------          -------
Gene Cochran              15,000           4.4%       $5.625        4/17/07        $53,070         $134,445


(1) The values shown here are based on the indicated assumed annual rates of appreciation compounded annually. The actual value the Named Officer may realize will depend on the extent to which the stock price exceeds the exercise price of the options on the date the option is exercised.
     Accordingly, the value, if any, realized by the Named Officer will not necessarily equal any of the amounts set forth in the table above. These calculations are not intended to forecast possible future appreciation, if any, of the price of the Company's Common Stock.



           AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL

                             YEAR-END OPTION VALUES

     The following table sets forth for each of the Named Officers certain information concerning the number of options exercised by each of them in the fiscal year ended December 31, 1997 and the value of such Named Officers' unexercised options as of December 31, 1997.

                                                                                              Value of Unexercised
                                                              Number of Unexercised            In-the-Money Options
                                                          Options at December 31, 1997(#)    at December 31, 1997 ($) (1)
                          Shares Acquired     Value       ------------------------------     ----------------------------
        Name             on Exercise(#)    Realized($)     Exercisable     Unexercisable     Exercisable    Unexercisable
        ----             --------------    -----------     -----------     -------------     -----------    -------------

Tyce M. Fitzmorris         10,000           62,133          198,377            --              689,519           --
Gene M. Cochran            41,084          220,382            5,416           33,750             5,211         28,313
Eric Espenhahn              5,000           37,942          203,377            --              706,389           --
Jaime Pereira                --               --            266,676            --              927,151           --

----------
(1) Calculated by determining the difference between the exercise price of the options and $3.51, the average closing price of the Company's Common Stock for the five business days preceding December 31, 1997.

   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the
             Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and performance graph set forth herein shall not be incorporated by reference into any such filings and
              shall not otherwise be deemed filed under such Acts.

                          COMPENSATION COMMITTEE REPORT

Overview and Philosophy

     The Compensation Committee of the Board of Directors (the "Compensation Committee") is composed of three members, all of whom are outside directors of the Company. The Compensation Committee provides overall guidance on the Company's compensation and benefits philosophy. In addition, the Compensation Committee approves and monitors the Company's:

     /bullet/ executive compensation and benefits programs
     /bullet/ executive employment agreements, if any /bullet/ 1990 Stock Option Plan

     The primary objectives of the Compensation Committee are to assure that the Company's executive compensation and benefits program:

     /bullet/ reflects the Company's entrepreneurial orientation
     /bullet/ is competitive with other growing technology-based companies /bullet/ safeguards the interests of the Company and its stockholders /bullet/ is effective in driving performance to achieve financial goals and create stockholder value
     /bullet/ fosters teamwork on the part of management
     /bullet/  is   cost-efficient   and  fair  to  employees,   management  and
          stockholders
     /bullet/ is well communicated to and understood by program participants

     The Company's executive compensation policies are designed to attract, motivate and retain highly qualified executive officers who can enhance stockholder value, and to support a performance-oriented environment that rewards achievement of the Company's financial goals. The Compensation Committee meets periodically during each fiscal year to review the Company's existing compensation and benefits programs and to consider modifications that seek to provide a direct relationship between executive compensation and sustained corporate performance.

     The Company compensates its executive officers through three principal types of compensation: annual base salary, annual incentive bonuses and long-term incentive award through stock options. The Company, as a matter of policy, places substantial emphasis on long-term stock options since this form of compensation is viewed as very effective at correlating executive officer compensation with corporate performance and increases in stockholder value.

Base Salary

     The annual base salary of each executive officer is based on the scope of his or her responsibility and accountability within the Company, as well as on performance and experience criteria. In addition, the Compensation Committee considers salary and other compensation arrangements of other technology-based companies of similar size and similar growth to determine appropriate levels required to attract, motivate and retain the most qualified management personnel.

     The Compensation Committee determines and makes final decisions regarding base salary of executives on an annual basis. The Compensation Committee recognizes that, to some degree, the determination of an executive officer's base salary involves subjective considerations.

Incentive Bonuses

     A significant component of an executive officer's total cash compensation may consist of an incentive bonus, which is intended to make the executive officer's compensation dependent on the Company's performance and to provide executive officers with incentives to achieve Company goals, increase stockholder value, and work as a team.

     In 1997, the Compensation Committee determined that no incentive bonuses would be paid to any executive officer. Although the Compensation Committee recognized that the Company made significant progress in assembling an effective internal sales, marketing and service organization in the wake of the termination of the Company's exclusive distribution agreement with Coulter Corporation, and had achieved certain other milestones, such as receipt of ISO 9001 certification and Food and Drug Administration clearance for three new microscopy procedures for use on the MICRO21 system, the Compensation Committee determined that the payment of incentive bonuses to its executive officers should be deferred to such time as the Company is profitable, or, in the alternative, has achieved such further technological, marketing and financial milestones that the payment of incentive bonuses is otherwise warranted.

     The Compensation Committee expects that the achievement of specific performance targets and goals will directly impact eligibility for and the amount of executive incentive bonuses for 1998. The targets and goals may include the following:

/bullet/ The Company's ability to increase its customer base and place MICRO21 systems with end users in the US and abroad through its own sales and marketing efforts.

/bullet/ The Company's ability to increase revenues through the implementation of its short term lease program, which commenced in the fourth quarter of 1997, and the development and sales of reagents and custom slides used on the Company's products.

/bullet/ Significant  progress in the  development of the MICRO21  "workstation"
     system, including the successful launch of the Company's UriSlide Master, an automated slide maker which prepares urine samples for either MICRO21 or technologist examination, and Hematology Master, an automated slide maker/stainer which prepares patient samples for several hematological procedures for either MICRO21 or technologist examination.

/bullet/ Obtain FDA clearance for the MICRO21 urine sediment analysis procedure.

Long-Term Stock Option Compensation

     The Compensation Committee believes that providing all employees, including executive officers, with the opportunity to acquire stock ownership over time is the most desirable way to align their interests with those of the Company's stockholders. Stock options, awarded under the Company's 1990 Stock Option Plan, provide an incentive that focuses the attention of executive officers on managing the Company from the perspective of an owner with an equity interest in the business. In addition, stock options are a key part of the Company's program for motivating and rewarding managers and other employees and consultants over the long term. Through the grant of stock options, the Company has encouraged its managers and other employees and consultants to obtain and hold the Company's stock. Stock options granted to employees are tied to future performance of the Company's stock and will provide value only when the price of the Company's stock exceeds the option grant price.

     The Compensation Committee determines and makes final decisions regarding stock option awards made under the Company's 1990 Stock Option Plan. Such factors as performance and responsibilities of individual managers and the management team as a whole, as well as general industry practices play an integral role in the determination of the number of options awarded to a particular executive officer or employee. In determining the size of the individual award of options, the Compensation Committee also considers the amounts of options outstanding and previously granted, the amount of options remaining available for grant under the Company's 1990 Stock Option Plan, the aggregate amount of current awards, and the amount necessary to retain qualified personnel.

     In accordance with its business strategy and compensation philosophy, the Company has granted stock options to all employees to afford them an opportunity to participate in the Company's future growth and to focus them on the contributions which are necessary for the financial success and business growth of the Company and, thereby, the creation of value for its stockholders.

     Stock options are typically awarded based on an assessment of each recipient's ongoing contribution to overall corporate performance. As a means to encourage a stock option recipient to remain in service with the Company, stock option awards vest over time, over a period of four years from the date of grant. All incentive stock options have exercise prices at least equal to the fair market value of the Company's stock on the date of grant.

     In 1997, the Compensation Committee granted stock options only to Gene M. Cochran, because the Compensation Committee believes that the stock options previously granted to the other executive officers provide them with sufficient incentives to achieve Company goals, increase stockholder value, and work as a team.

1997 Compensation for the Chief Executive Officer

     The general policies described above for the compensation of the executive officers also apply to the compensation approved by the Compensation Committee with respect to the 1997 compensation for Mr. Fitzmorris, the Company's founder, President and Chief Executive Officer.

     Mr. Fitzmorris's base salary was $220,000 in 1997, $200,000, in 1996, $200,000 in 1995 and $140,000 in 1994. Mr. Fitzmorris was not paid a bonus in 1997 due to the reasons discussed above with respect to executive officers generally.

     At December 31, 1997, Mr. Fitzmorris had available for exercise options to purchase 198,377 shares of Common Stock. The options were granted to him in July 1993 at an exercise price equal to their then fair market value of $.03667 per share. Due to the relatively large number of options granted to and held by Mr. Fitzmorris, the Compensation Committee did not grant Mr. Fitzmorris any additional stock options during 1997.

     Mr. Fitzmorris continues to fulfill a central and critical role in the development of the Company as a whole, including but not limited to the achievement of the Company's 1997 goals, and it is the Compensation Committee's expectation that he will continue to have an important influence on the Company's goals outlined above for 1998. The Compensation Committee believes that Mr. Fitzmorris's compensation arrangement reflects the above-described compensation philosophy of the Company designed to align management compensation closely with financial performance and increased stockholder value.

         IRS Matters

     Under Section 162(m) of the Internal Revenue Code and the regulations promulgated thereunder, deductions for employee remuneration in excess of $1 million which is not-performance-based are disallowed for publicly traded companies. Since levels of compensation paid by the Company are expected to be significantly below $1 million, the Compensation Committee has determined that it is unnecessary at this time to seek to qualify the components of its compensation program as performance-based compensation within the meaning of
Section 162(m).


                                       COMPENSATION COMMITTEE:

                                       James E. Davis
                                       James Skinner
                                       William Whittaker

                                PERFORMANCE GRAPH

     The following graph illustrates a twenty one (21) month comparison of cumulative total returns for the Company's Common Stock, the S&P SmallCap 600 Index, and the S&P Health Care (Medical Products and Supplies) Index from March 21, 1996 through December 31, 1997. Cumulative total return for the periods shown in the Performance Graph is measured assuming an initial investment of $100 on March 21, 1996, the date of the Company's initial public offering, and the reinvestment of dividends, if any.

     Note: Management cautions that the historic stock price performance information shown in the graph may not be indicative of current stock price levels or future stock price performance.


                                 [PERFORMANCE GRAPH APPEARS HERE]

                                                       Cumulative Total Return
                         ---------------------------------------------------------------------------------
                         3/21/96  3/31/96  6/30/96  9/30/96  12/31/96  3/31/97  6/30/97  9/30/97  12/31/97
                        -------   -------  -------  -------  --------  -------  -------  -------  --------
Intelligent Medical
  Imaging, Inc.            100      95       119      115       51       57       54       36       29
S&P SMALLCAP 600           100     102       107      111      117      111      131      152      147
S&P HEALTH CARE
  (Medical Products &
  Supplies)                100      99        98      109      110      109      130      135      137







                             ADDITIONAL INFORMATION

     The Company's Annual Report for 1997, including financial statements, has been mailed to all stockholders of record as of April 3, 1998. A copy of IMI's Annual Report to Stockholders and/or Annual Report on Form 10-K will be sent without charge to any stockholder who requests it in writing by mail or telecopy. Requests should be addressed to Gene M. Cochran, Chief Financial Officer, Intelligent Medical Imaging, Inc., 4360 Northlake Boulevard, Suite 214, Palm Beach Gardens, Florida 33410, fax (561) 627-0409.


                                  OTHER MATTERS

     The Board does not intend to present any business at the Annual Meeting not described in this Proxy Statement. If any other proposal should be presented at the Annual Meeting, and it is a matter which can properly come before the Annual Meeting, the representatives of the Board named in the enclosed proxy form intend to vote your proxy in accordance with their best judgment.

                                            By Order of the Board of Directors,


                                            Gene M. Cochran
                                            Corporate Secretary
April 30, 1998

                                      PROXY
                        INTELLIGENT MEDICAL IMAGING, INC.

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 1998

     The undersigned hereby appoints Tyce M. Fitzmorris and Gene M. Cochran, and each of them, with full power of substitution, as proxies to vote the shares of Common Stock of Intelligent Medical Imaging, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Embassy Suites, 4350 PGA Boulevard, Palm Beach Gardens, Florida 33410 on May 21, 1998, at 2:00 p.m. (Florida time), or at any and all adjournments and postponements thereof.

     THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE, IN THEIR DISCRETION, PROVIDED THAT THEY WILL NOT VOTE IN THE ELECTION OF DIRECTORS FOR PERSONS FOR WHOM AUTHORITY TO VOTE HAS BEEN WITHHELD.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
                                                               SEE REVERSE SIDE




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[X]      Please mark votes as in example.

1. Election of Directors.                             2. To ratify the appointment of Ernst &    FOR [ ]  AGAINST [ ]  ABSTAIN [ ]
NOMINEES:  Gene M. Cochran, James E. Davis, Tyce M.      Young LLP as independent auditors
Fitzmorris, George Masters, William Whittaker            for the ensuing year and until their
                                                         successors are elected and qualified.

FOR ALL [ ]   WITHHOLD ALL [ ]

[ ] ______________________________________            3. To transact such other business as may properly come before
    For all nominees except as noted above               the meeting or any adjournment thereof.

                                                      MARK HERE    [ ]    MARK HERE     [ ]
                                                      FOR ADDRESS         IF YOU PLAN
                                                      CHANGE AND          TO ATTEND
                                                      NOTE AT LEFT        THE MEETING

                                                      IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING,
                                                      YOU ARE REQUESTED TO COMPLETE AND PROMPTLY RETURN THE PROXY
                                                      IN THE ENVELOPE PROVIDED.


Signature: ________________    Date: ___________    Signature: ________________    Date: ___________


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